SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934

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[ ]	Definitive Information Statement

NET SAVINGS LINK, INC.
(Name of Registrant as Specified In Its Charter)

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NET SAVINGS LINK, INC.
101 North Garden Avenue
Suite 240
Clearwater, Florida
(727) 442-2600

INFORMATION STATEMENT

Introduction

This information statement is being mailed or otherwise furnished to stockholders of NET SAVINGS LINK, INC., a Nevada corporation (the “Company” or “We”) in connection with the prior receipt by the Board of Directors of approval by written consent of the holders of a majority of our common stock of a proposal to:

Amend our Articles of Incorporation to create a class of preferred stock, consisting of 100,000,000 shares, par value $0.00001 per share, the rights, privileges, and preferences of which to be set by our Board of Directors without further shareholder approval.

This information statement is being first sent to stockholders on or about July 8, 2012.  We anticipate that the amendment to our articles of incorporation increasing creating a class of preferred shares will become effective on or about July 29, 2012, twenty-one (21) days after mailing.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Vote Required

The proposed amendments require the approval of a majority of the outstanding shares of common stock.  Each holder of common stock is entitled to one (1) vote for each share held.  The record date for the purpose of determining the number of shares outstanding, and for determining stockholders entitled to vote, is the close of business on June 19, 2012 (the “Record Date”).  As of the record date, we had 209,696,656 shares of common stock issued and outstanding.  Holders of the shares have no preemptive rights.  All outstanding shares are fully paid and non-assessable.  The transfer agent for the common stock is Pacific Stock Transfer Company, 4045 South Spencer Street, Suite 403, Las Vegas, Nevada 89119.  Its telephone number is (702) 361-3033.

On June 19, 2012, shareholders holding a majority of the outstanding shares of our common stock executed a written consent approving the amendment to the articles of incorporation to create a class of 100,000,000 preferred shares, $0.00001 par value per shares, the terms of which to be determined by the board of directors.

Meeting Not Required

Nevada Revised Statutes 78.320(2) provides that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by the stockholders holding at least a majority of the voting power.

Furnishing Information

This information statement is being furnished to all holders of our common stock.  The Form 10-K for the year ending November 30, 2011 and all subsequent filings may be viewed on the Securities and Exchange Commission web site at www.sec.gov in the EDGAR Archives and are incorporated herein by reference.  We are presently current in the filing of all reports required to be filed with the Securities and Exchange Commission.

Dissenters Rights of Appraisal

There are no dissenter’s rights of appraisal applicable this action to amend the articles of incorporation and create a class of preferred stock.

Proposals by Security holders

No security holders entitled to vote has transmitted any proposals to be acted upon by you.

Security Ownership of Certain Beneficial Owner and Management

The following table sets forth, as of June 19, 2012, the beneficial shareholdings of persons or entities holding five percent or more of our common stock, each director individually, each named executive officer and all directors and officers as a group.  Each person has sole voting and investment power with respect to the shares of common stock shown, and all ownership is of record and beneficial shown.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock(1)
Common Stock	David Saltrelli	54,000,000 - Direct	25.75%

Common Stock	Peter Schuster	54,000,000 -Direct	25.75%

Common Stock	Jon Wallen	0	0.00%

Common Stock	All Directors and Executive Officers as a Group (3 people)	108,000,000	51.50%

(1)
Based on 209,696,656 shares of our common stock issued and outstanding as of June 19, 2012, Under Rule 13d-3, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on June 19, 2012.

PROPOSAL

CREATION OF CLASS OF PREFERRED STOCK

The Board of Directors has approved, subject to stockholders’ approval, an amendment to our Articles of Incorporation to create a class of preferred stock, consisting of 100,000,000 shares, par value $0.00001, the rights, privileges, and preferences to be set by the our Board of Directors without further shareholder approval.

The Board of Directors has determined that this amendment is advisable and in our best interests.

On June 19, 2012, our Board of Directors approved, declared it advisable and in our best interest and directed that a class of preferred stock be created, consisting of 100,000,000 shares, par value $0.00001, the rights, privileges and preferences of which may be set by the Board of Directors without further shareholder approval.

Reasons for the Creation of Preferred Stock Amendment

Currently, we are not authorized to issue preferred stock.  Our Board of Directors believes it is prudent at this time to create a class of preferred stock which will be available for issuance in connection with possible future acquisitions, equity and equity-based financings, possible future awards under employee benefit plans, stock dividends, stock splits, and other corporate purposes.  Therefore, the Board of Directors approved the creation of a class of preferred stock as a means of providing us with the flexibility to act with respect to the issuance preferred stock in circumstances which they believe will advance our interests and its stockholders without the delay of seeking an amendment to our Articles of Incorporation at a later date.

If the Board of Directors elects to utilize preferred stock, it will approve a Certificate of Designation identifying the series (i.e. Series A, Series B., etc.) and setting forth the exact terms thereof.  The terms of any series of preferred stock could operate to the disadvantage of the outstanding common stock.  Such terms could include, among others, preferences as to dividends and distributions on liquidation.

The Board of Directors is considering, and will continue to consider, various financing options, including the issuance of common stock or securities convertible into common stock from time to time to raise additional capital necessary to support our future growth.  As a result of the creation of the class of preferred stock, the Board of Directors will have more flexibility to pursue opportunities to engage in possible future capital market transactions involving common stock or securities convertible into common stock, including, without limitation, public offerings or private placements of such common stock or securities convertible into common stock.

In addition, our growth strategy may include the pursuit of selective acquisitions to execute our business plan.  We could also use the newly created preferred stock for potential strategic transactions, including, among other things, acquisitions, spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments.  There are no specific acquisitions under consideration at this time.

Description of the Preferred Stock

The preferred stock may be divided into and issued in series.  Our Board of Directors will be authorized to divide the authorized shares of preferred stock into one or more series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes.  Our Board of Directors will be authorized, within any limitations prescribed by law to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including but not limited to the following:

(a)	The rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

(b)	Whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(c)	The amount payable upon shares in the event of voluntary or involuntary liquidation;

(d)	Sinking fund or other provisions, if any, for the redemption or purchase of shares;

(e)	The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

(f)	Voting powers, including but not limited to super voting rights and the right to have the preferred stock vote as a single class with the common shares on all matters submitted to shareholders; and,

(g)
Subject to the foregoing, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as our Board of Directors may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

In the event of our liquidation, holders of preferred stock will be entitled to received, before any payment or distribution on the common stock or any other class of stock junior to the preferred stock upon liquidation, a distribution per share in the amount of the liquidation preference, if any, fixed or determined in accordance with the terms of such preferred stock plus, if so provided in such terms, an amount per share equal to accumulated and unpaid dividends in respect of such preferred stock (whether or not earned or declared) to the date of such distribution.  Neither the sale, lease or exchange of all or substantially all of our property and assets, nor any consolidation or merger, shall be deemed to be a liquidation.

Additional Information

Ability of the Board to Issue Stock; Certain Issuances Requiring Shareholder Approval

Preferred stock may be issued in the future for any proper purpose from time to time upon authorization by the Board of Directors, without further approval by the stockholders unless required by applicable law, rule or regulation, including, without limitation, rules of any trading market that we may trade on at that time.  Shares of preferred stock may be issued for such consideration as the Board of Directors may determine and as may be permitted by applicable law.

Vote Obtained

The following individuals own the number of shares and percentages set forth opposite their names:

David Saltrelli	54,000,000	25.75%
Peter Schuster	54,000,000	25.75%
Total	108,000,000	51.50%

On June 19, 2012, the foregoing persons or entities executed a written consent approving the amendment to the articles of incorporation to create a class of 100,000,000 preferred shares, $0.00001 par value per shares, the terms of which to be determined by the board of directors.

Certain Matters Related to the Proposal

The amendments to the articles of incorporation will become effective upon filing with the Secretary of State of Nevada. It is anticipated that the foregoing will take place twenty-one (21) days after this information statement is mailed to the Company’s shareholders.

Interests of Certain Persons in Favor or Opposed to Increase the Authorized Shares of Common Stock or to Creation of a class of Preferred Stock

No officer or director will receive any direct or indirect benefit from the increase in the number of authorized shares of common stock or the creation of the preferred shares.  No officer or director or any person has notified the Company that it intends to oppose the increase of the authorized shares of common stock or the creation of the class of preferred shares.

By Order of the Board of Directors

DAVID SALTRELLI
David Saltrelli, President